Exhibit 10.17

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended restated Executive Employment Agreement (''Agreement'') is made and entered into as of this day of October. 2017 by and between ANTHONY J. BRANCATO, Ill ("Executive") and ASSOCIATED AIR CENTER, INC. (the "Company"). Executive and Company are each referred to herein as a "Party." and are collectively referred to herein as the "Parties."

RECITALS

WHEREAS, Executive is presently employed by Company as President pursuant to that certain Executive Employment Agreement entered into as of February 6, 2017 by Executive and Associated Air Center, L.P. (the "Original Agreement "), which subsequently converted its corporate form to a corporation and became Company, thereby assuming all of the rights and obligations of the Original Agreement;

WHEREAS, since Company and Executive entered into the Original Agreement, circumstances have changed making it advisable for both the Company and Executive to update, amend, and restate the Original Agreement; and

WHEREAS, Company and Executive desire to enter into this Agreement to amend and restate the terms and conditions relating to the employment of Executive by Company;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective covenants set forth in this Agreement, and the foregoing recitals (which the Parties agree are material to and are incorporated into this Agreement by this reference), and intending to be legally bound hereby, the Parties agree as follows:

1.
Original Agreement Superseded. Except as specifically provided in this Agreement, any prior employment agreement between the Parties, including the Original Agreement, is hereby superseded, replaced in its entirety, and considered null and void.

2.
Employment. Company hereby agrees to continue to employ Executive as Company's President, on the terms and conditions set forth in this Agreement, commencing as of the Effective Date. Executive agrees to devote his full working time and attention to the conduct of Company's business, and to perform Executive's duties to Company faithfully, competently, diligently, and to the best of Executive's ability, subject to, and in accordance with, all of Company's policies, rules, ethical standards, and regulations from time to time applicable to employees of Company. Executive agrees that he shall not, without Company's prior written consent, render to others services of any kind, whether or not for compensation, or engage in any other business activity that would in any way materially interfere with the performance of his duties under this Agreement, provided, however, that it shall not be a violation of this Agreement for Executive to (a) serve on not-for-profit corporate, civic, or charitable boards or committees;

(b) deliver lectures or fulfill speaking engagements; and/or (c) manage personal investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities as an employee of Company in accordance with this Agreement, and provided further, however, that it shall not be a violation of this Agreement for Executive to provide the services contemplated by Paragraph 5 of this Agreement.

3.
Term. The term of Executive's employment with Company shall commence on the Effective Date and continue thereafter until terminated in accordance with the provisions set forth in Paragraph 8 of this Agreement, or as otherwise mutually agreed by the Parties in writing.

4.
Duties. Executive shall perform such duties customarily performed by, and be authorized to exercise those powers and hold such responsibilities as are customarily exercised and held by, an executive holding the position of President. Executive will provide his services to Company in a professional manner that will reflect favorably on Company and others associated with Company.

Executive represents and warrants to Company that he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it, including but not limited to any restrictive covenants previously entered into between Executive and any other entity which would prevent Executive from performing the duties required of him as President of Company.

5.
Additional Duties. In addition to the duties set forth in Paragraph 4 of this Agreement, Executive shall also provide services to Company's parent corporation, StandardAero Aviation Holdings, Inc. ("Holdings"), relating to business integration projects involving acquisitions by Holdings. To the extent deemed necessary or advisable, in providing the services contemplated in this Paragraph 5, Executive's title shall be "Senior Vice President, Business Integration."

6.
Place of Performance. Executive shall perform the duties set forth in Paragraphs 4 .and 5 of this Agreement at Company's Scottsdale, Arizona facility, subject to reasonable business travel requirements, or at such other location as the Parties may otherwise mutually agree.

7.
Compensation and Related Matters. Executive shall be entitled to receive the following as full compensation for services rendered by Executive to Company under this Agreement.

(a)
Base Salary. As compensation for Executive's performance of his obligations hereunder, Company shall pay Executive an annual base salary of $325,000 ("Base Salary"), which shall be paid in approximately equal installments in accordance with Company's regular payroll practices, and from which the Company shall make all required deductions and/or withholdings, including for federal and state taxes, and any other deductions authorized by Executive or the law. Any adjustments in Executive's Base Salary shall be reviewed on an annual basis. Executive's Base Salary may be increased at the sole discretion of Company, but may not be decreased without Executive's consent, other than a reduction as part of, and in proportion to, a reduction in compensation applicable, in either percentage or dollar amounts, to all employees of the Company at the same rank within the organization as Executive. Any adjustment to the Base Salary shall then constitute the Base Salary, as defined in this Agreement.

(b)
Annual Incentive Plan. Effective January 1, 2018, Executive shall be eligible to participate in Company's Annual Incentive Plan ("AIP") under the terms and conditions set forth in therein, which Executive acknowledges and agrees may be modified or amended from time to time by Company. Executive's target bonus amount under the AIP shall be an amount equal to 50% of Executive's Base Salary.

(c)
Class B Membership Interest. Within a reasonable time after the Effective Date, not to exceed 60 days, Company shall grant to Executive (at no cost to Executive) a Class B Membership Interest in VCSA Holdings, LLC, which is the indirect parent company of Holdings and an affiliate of Company, such that, at the time of issuance, Executive holds a Class B Membership Interest of 0.3500%, inclusive of any prior grant(s) of Class B Membership lnterest(s) to Executive. The terms and conditions of this Class B Membership Interest shall be set forth in an Amendment to VCSA Holdings, LLC's Amended and Restated Limited Liability Company Operating Agreement and the terms and conditions set forth in the VCSA Holdings, LLC Amended and Restated Limited Liability Company Operating Agreement.

(d)
Special Bonus. Executive shall be eligible to earn a special bonus ("Special Bonus") based on synergies and performance related to Holding's acquisition of Vector Aerospace, the terms and conditions of which shall be set forth in a separate agreement between the Parties.

(e)
Relocat ion-Related Expenses. Company will provide Executive with relocation assistance in accordance with Company's relocation assistance policies and practices to facilitate Executive's relocation from the Dallas, Texas metropolitan area to the Phoenix, Arizona metropolitan area.

(f)
Expenses. Except as provided in Paragraph 7(e). during Executive's employment with Company, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Company (whether or not fully deductible) for federal income tax purposes as ordinary and necessary business expenses and are incurred by Executive in relation fulfillment of his duties and responsibilities under this Agreement, Company shall reimburse Executive promptly for reasonable business expenses, including air travel, entertainment, parking, and business meetings, incurred and substantiated in accordance with the policies and procedures established from time to time by Company with respect to Company's employees.

(g)
Employee Benefits. During Executive's employment with Company, Executive and Executive's dependents, to the extent they are eligible, shall be entitled to participate in all medical, dental, vision, retirement, and other employee group insurance and welfare benefit plans, if any, made available by Company to similarly situated employees, all in accordance with Company's policies concerning such plans. Executive acknowledges and agrees that the cost and benefits of such plans may vary with duties, salary, and length of employment, and that any questions concerning eligibility, coverage, or duration shall be governed by the terms of the plans or policies. Executive further acknowledges and agrees that Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated employees employed by Company.

(h)
Paid Time Off. Executive shall be eligible to accrue 172 hours of Paid Time Off ("PTO") in each calendar year of employment with Company (prorated for 2017 based on the Effective Date of this Agreement), to be accrued on a pro rata basis each Company pay period. Executive's accrual, usage, and rollover/payment of any accrued but unused PTO shall be subject to the terms and conditions established by Company, which Executive acknowledges and agrees may be modified or amended from time to time by Company. Executive agrees that during any period of PTO, Executive shall continue to provide services to Company as may be reasonably necessary, virtually or remotely, in order to perform his duties and responsibilities under this Agreement.

8.
Termination.

(a)
Termination far Cause. Notwithstanding anything to the contrary in this Agreement, this Agreement and Executive's employment with Company may be immediately terminated by Company for Cause upon written notice to Executive. Upon any termination pursuant to this Paragraph 8(a). Executive shall be entitled to be paid his Base Salary to the date of termination (the "Termination Date"), and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Termination Date and any vested benefits or vested interests not otherwise forfeited as a result of termination for Cause). For purposes of this Agreement, "Cause" shall mean: (i) Executive's indictment for any felony or indictment for any other criminal offense, other than a misdemeanor traffic offense; (ii) Executive's engagement in any act involving gross misconduct, dishonesty, or disloyalty that is materially injurious to Company or any of its affiliates; (iii) Executive's willful and continued breach of, or failure substantially to perform under or comply with, any of the material terms and covenants of this Agreement or any other agreement between Company and Executive, including, but not limited to, the Restrictive Covenants Agreement; (iv) Executive's willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or its affiliates with respect to Executive's job duties or responsibilities, the operation of Company's or its affiliate's business and affairs, or the management of Company's or its affiliate's employees; and (v) Executive commits or has committed (or is reasonably believed by the Company to have committed) a breach of any laws or regulations which may affect or relate to the conduct of the Company's or its affiliate's business; provided, however, that with respect to (iii) and (iv) above, Executive will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case termination shall be deemed to be immediate), and provided further that such thirty (30) day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Executive's subsequent cure of same.

(b)
Death. In the event of Executive's death during the term of this Agreement,

Company shall pay to Executive's estate an amount equal to any unpaid amounts of Executive's;

Salary and any Special Bonus earned under the terms set forth in Paragraph 5(d), if any, provided such Special Bonus has been fully earned and the only outstanding obligation is for Company to tender payment to Executive ("Earned Bonus"), and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of Executive's death and any vested benefits or vested interests that may be payable to Executive's beneficiaries).

(c)
Termination by Company Without Cause. Consistent with the at-will nature of Executive's employment hereunder, Company shall have the right to immediately terminate Executive's employment hereunder at any time without Cause by providing written notice to Executive specifying the Termination Date. In the event Company terminates Executive's employment without Cause under this Paragraph 6(c}, Company shall:

(i)
pay Executive any unpaid Base Salary accrued through the Termination Date and any Earned Bonus; and

(ii)
subject to the execution and non-revocation by Executive of a waiver and release agreement containing standard terms in a form reasonably satisfactory to the Company, pay Executive only an amount equal to nine (9) months of Executive's Base Salary as of the Termination Date, to be paid in approximately equal installments over a nine (9) month period following the Termination Date in accordance with Company's regular payroll practices, subject to applicable withholding and other taxes.

(d)
Termination by Executive. Consistent with the at-will nature of Executive's employment hereunder, Executive may immediately terminate his employment with Company at any time, for any reason. Except as provided in Paragraph B(e) below, in the event Executive elects to terminate his employment with Company, Executive shall provide Company's Chief Executive Officer with 60 days' prior notice of intent to terminate employment with Company. Company reserves the right to require Executive to take garden leave from the date of notice until the Termination Date. In the event that Executive terminates his employment under this Paragraph B{d) , Executive shall be entitled to be paid only his Base Salary through the Termination Date, and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and any vested benefits or vested interest held by Executive).

(e)
Suspension. During the term of this Agreement, Company shall have the right to suspend Executive with full Base Salary and benefits for a reasonable period to investigate any matter in which Executive is implicated or involved, including, but not limited to, Executive's conduct in connection with Section 6(al above.

(f)
Compensation and Benefits Upon Termination. Except as otherwise expressly provided herein, all of Executive's rights to Base Salary, any AIP bonus, Special Bonus, PTO, benefits, and any other compensation hereunder which accrue or become payable after Executive's termination of employment with Company shall cease upon such termination, other than those expressly required under applicable law. By signing this Agreement, Executive agrees and provides his express authorization for Company to deduct any amounts Executive owes Company against any amounts Company owes Executive upon separation of employment, including from final wages or any compensation owed to Executive under this Agreement.

9.
Restrictive Covenants. Executive acknowledges and agrees that in connection with and in consideration of the Original Agreement, Executive issued a separate Restrictive Covenants Agreement ("Restrictive Covenants Agreement") to protect Company's unique products, services, and designs, as well as Company's legitimate business interest in protecting its relationship with its clients, potential clients, its confidential information, its goodwill, and its investment in its employees, including Executive himself. Executive agrees that, notwithstanding anything to the contrary in this Agreement, the Restrictive Covenant Agreement shall continue in full effect from on and after the Effective Date on the terms set forth therein, and further agrees that the consideration provided for in this Agreement, including but not limited to that provided for in Paragrapt, S(C) and 5(d). is good, valuable, and sufficient consideration for Executive's agreement that the terms of the Restrictive Covenants Agreement shall survive the superseding of the Original Agreement and shall continue to apply on and after the Effective Date of this Agreement.

10.
Dispute Resolution.

(a)
In the event a dispute arises between Executive and Company relating to Executive's employment with Company or the terms, conditions, or obligations set forth in any agreement between Executive and Company, including (but not limited to) this Agreement, except for matters involving an alleged breach of the provisions Restrictive Covenants Agreement by Executive for which Company seeks relief in the form of an injunction, which shall not be subject to the mediation or arbitration provisions in this Paragraph 10, Executive and Company agree to engage in discussions in a good-faith effort to resolve any such disputes. Should such good-faith discussions not result in a resolution of the dispute within 30 calendar days, Executive and Company agree to promptly submit the dispute for mediation before a mediator to be selected through JAMS (www.jamsadr.com). If the dispute remains unresolved 60 calendar days after submission of the matter to mediation before JAMS, either Executive or Company may initiate arbitration proceedings as set forth below in Section 10(b).

(b)
Except for actions seeking an injunction enjoining an alleged breach of the Restrictive Covenants Agreement, which shall not be subject to arbitration, subject to the requirements of Paragraph 10/a). in the event Executive's employment is terminated by Company, and Executive contends that such termination was wrongful or otherwise in violation of this Agreement or any law or that Company violated any express or implied condition, term, or covenant of employment or of this Agreement, whether founded in fact or in law, including but not limited to the covenant of good faith and fair dealing, or otherwise in violation of any of Executive's rights, Executive and Company agree to submit any such matter, other than claims for injunctive relief, to private, confidential, binding arbitration pursuant to the JAMS Employment Arbitration Rules and Procedures. Pursuant to this Paragraph 10, the following disputes will be submitted to final and binding arbitration before a single neutral arbitrator and not to any court: (i) claims of unlawful harassment or discrimination which cannot be resolved by the Parties or during an investigation by an administrative agency (such as the Equa1·Employment Opportunity Commission or similar state agency), to the extent allowed by law; (ii) claims of wrongful discharge or termination; and (iii) state law-based tort and contract claims arising out of employment, termination of employment, or this Agreement. The foregoing is for illustration and example purposes and is not intended to be nor is an exhaustive list of all claims subject to the terms of this Paragraph10.

(c)
Executive shall initiate the arbitration process by delivering a written request for arbitration to Company within the time limits which would apply to the filing of a civil complaint in Arizona state court. A late request will be void. If Executive and Company are unable to agree upon a single neutral arbitrator within a period of 10 calendar days, Company will obtain a list of arbitrators from JAMS. An arbitrator shall thereafter be selected off of this list using the process of alternate strikes, with Executive having the first strike. The arbitrator shall be bound by the provisions and procedures set forth in the JAMS Employment Arbitration Rules and Procedures. The arbitrator shall determine the prevailing party in the arbitration. All administrative expenses of arbitration, e.g., arbitrator's fees, court reporter fees, etc., will be borne equally by both Parties. The arbitrator shall have the authority to order any legal and equitable remedy which would be available in a civil or administrative action on the claim(s) at issue, including an award of attorneys' fees and costs. Except as may be otherwise provided by the arbitrator, each Party shall bear its own respective attorneys' fees and costs.

(d)
Except for actions seeking an injunction, which shall not be subject to arbitration, arbitration shall be the exclusive means of resolving any dispute(s) arising under or listed in this Agreement or otherwise related to Executive's employment with Company, and no other action shall be brought in any court or administrative forum for such disputes. However, nothing in this Paragraph 10 shall prevent, prohibit or discourage Executive from filing a charge with, or participating in an investigation by, the National Labor Relations Board (NLRB), the U.S. Equal Employment Opportunity Commission (EEOC), any state or local fair employment practices or civil rights agency or any other administrative agency or governmental body possessing jurisdiction over employment-related claims (although if such a claim is pursued following the exhaustion of such administrative remedies, that claim would be subject to these provisions).

(e)
Except as otherwise required under applicable law, Company and Executive expressly intend and agree that (i) class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration proceeding pursuant to this Agreement; (ii) Executive will not assert any class action, collective action, or representative action claims against Company in arbitration or otherwise; and (iii) Executive shall only submit Executive's own individual claims in arbitration and will not seek to represent the interests of any other person.

(f)
If any court of competent jurisdiction declares that any part of this Paragraph 10 of this Agreement pertaining to arbitration of disputes is illegal, invalid, or unenforceable, such a declaration will not affect the legality, validity, or enforceability of the remaining parts of the Agreement, and the illegal, invalid, or unenforceable part will no longer be part of this Agreement in accordance with the provisions set forth in this Agreement in Paragraph 12(e}.

(g)
THIS ARBITRATION PROVISION IS A WAIVER OF ALL RIGHTS TO A CIVIL JURY OR BENCH TRIAL FOR A DISPUTED TERMINATION, STATE LAW-BASED CONTRACT AND TORT CLAIMS, AND/OR A CLAIM FOR UNLAWFUL HARASSMENT OR EMPLOYMENT DISCRIMINATION, TO THE EXTENT ALLOWED BY LAW.

11.
Comp.Hance with Section 409A.

(a)
General. It is the intention of both Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code ("Code") and the Treasury Regulations and other guidance promulgated or issued thereunder ("Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any benefits or rights constitute "nonqualified deferred compensation" under Section 409A, then the nonqualified deferred compensation shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A:

(i)
Payment Events. Payments may not be made earlier than the first to occur of (1) Executive's "separation from service"; (2) the date Executive becomes "disabled"; (3) Executive's death; (4) a "specified time (or pursuant to a fixed schedule)" specified in an award agreement at the date of the deferral of such compensation; (5) a "change in the ownership or effective control" of the corporation, or in the "ownership of a substantial portion of the assets" of the corporation; or (6) the occurrence of an "unforeseeable emergency."

(ii)
No Acceleration of Payments. Neither Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iii)
Elections. Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code.

(iv)
Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive's employment shall be made unless and until Executive incurs a "separation from service" within the meaning of Section 409A.

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to the deferred compensation.

(b)
Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)
Taxable Reimbursements and In-Kind Benefits.

(i)
Any reimbursements by Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive's income for federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the last day of Executive's taxable year immediately following the year in which the expense was incurred.

(ii)
The amount of any Taxable Reimbursements, and the value of any in- kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(iii)
The right to Taxable Reimbursement or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d)
Tax Gross-Ups. Payment of any tax reimbursements under this Agreement must be made by no later than the end of Executive's taxable year immediately following Executive's taxable year in which Executive remits the related taxes.

(e)
Amendments Resulting from Section 409A. If Executive or Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the concerned Party shall promptly advise the other and both Parties shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on Company).

12.
Miscellaneous.

(a)
Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, by facsimile transmission, or overnight courier service, or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

If to Company:

StandardAero

ATTN: Steve Sinquefield, General Counsel and Senior Vice President 6710 North Scottsdale Road, Suite 250

Scottsdale, Arizona 85253

with a copy to (which shall not constitute notice hereunder) to: Daniel B. Pasternak

Squire Patton Boggs (US) LLP

One East Washington Street, Suite 2700 Phoenix, Arizona 85004

If to Executive:

Anthony J. Brancato, Ill

with a copy to (which shall not constitute notice hereunder) to:

Either Party may alter the address to which notices or communications are to be sent by giving notice of such change of address in conformity with the provisions of this Paragraph 12(a) for the giving of notice.

(b)
Waiver. Neither any failure nor any delay on the part of either Party hereto to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

(c)
Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona without regard to the conflicts of laws principles of such state. Except as provided in Paragraph 1O of this Agreement, the Parties agree that any claim, action, complaint, lawsuit, or other dispute arising between the Parties related to the terms of this Agreement shall be brought and heard in the federal or state courts located in Maricopa County, Arizona, and Company and Executive expressly consent to the exercise of personal jurisdiction over it and him by the Arizona courts.

(d)
Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors, assigns, attorneys, agents, officers, subsidiaries, and affiliates, except that Executive may not assign or transfer his rights or obligations under this Agreement without the prior written consent of Company.

(e)
Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)
Entire Agreement. Except as is expressly provided herein, this Agreement (and any other agreements specifically referenced herein) contains the entire understanding between the Parties hereto with respect to the employment of Executive by the Company, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, with respect to said employment. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both Parties.

(g)
Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h)
Construction. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the Parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation

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of this Agreement. No inference in favor of, or against, any Party shall be drawn from the fact that one Party has drafted any portion hereof.

(i)
Consultation with Attorney. Executive acknowledges that he was advised by Company to consult with an attorney of his choosing prior to executing this Agreement and that he consulted with an attorney of his choosing prior to executing this Agreement.

U) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the Parties reflected hereon as the signatories. Original signatures transmitted via Adobe Acrobat .pdf file format shall be sufficient and binding and be deemed originals.

(k)
Successors and Assigns. This Agreement shall be binding on the Parties' respective successors, heirs, and assigns. Company agrees that, in connection with any transaction involving a change in control of Company, Company will require as a condition to that transaction that any purchaser or acquiror of Company acknowledge and agree to its obligation to assume this Agreement in its capacity as a successor to Company.

(I)
Attorneys' Fees and Costs. Except as provided in Paragraph 8 of this Agreement, in the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach hereof, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in connection with any court proceeding.

(m) Survival. The provisions in this Agreement that contemplate obligations on Executive's part after his employment with Company ends, for whatever reason, shall survive the cessation of Executive's employment.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGE FOLLOWS

EXECUTED as of the date written below.

/s/ Anthony J Brancato Anthony J. Brancato, III Dated: October 31, 2017	STANDARDAERO COMPONENT SERVICES, INC. By: /s/ Russell W. Ford Name: Russell W. Ford Its: CEO Dated: November 3, 2017